UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Form 12b-25

                          NOTIFICATION OF LATE FILING

                                                     SEC FILE NUMBER - 811-09885
(Check One)

[ ] Form 10-K [ ] Form 11-K [ ] Form 20-F [ ] Form 10-Q [ ] Form N-SAR
[X] Form N-CSR

            For Period Ended:   July 31, 2003

            [ ] Transition Report on Form 10-K
            [ ] Transition Report on Form 20-F
            [ ] Transition Report on Form 11-K
            [ ] Transition Report on Form 10-Q
            [ ] Transition Report on Form N-SAR
            For the Transition Period Ended:____________________________

________________________________________________________________________

Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________

  If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
_________________________________________________________________________

Part I -- Registrant Information
_________________________________________________________________________

            Full Name of registrant: Janus Adviser Series

            Former Name if Applicable:
________________________________________________________________________

            Address of Principal Executive Office (Street and Number):
            100 Fillmore Street
________________________________________________________________________
            City, State and Zip Code:
            Denver, Colorado 80206
________________________________________________________________________

Part II -- Rules 12b-25(b) and (c)
________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this Form could not be eliminated without unreasonable effort or expense:

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable



________________________________________________________________________

Part III -- Narrative
________________________________________________________________________

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period:

     The registrant is unable to timely file the N-CSR without incurring unreasonable effort or expense due to delays in the certification process. These delays relate to questions raised in connection with the New York Attorney General's recently filed complaint against Canary Capital Partners LLC.

_______________________________________________________________________

Part IV -- Other Information
_______________________________________________________________________

(1) Name and telephone number of person to contract in regard to this notification;

            (Name)                   (Area Code)     (Telephone Number)

            Stephanie Queisert         (303)             394-7682

(2) Have all other periodic reports required under section 13 or 15
(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                  [ X ] Yes        [    ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                           [    ] Yes           [ X ] No

  If so, attach an explanation of the anticipated change, both narratively an quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            Janus Adviser Series
________________________________________________________________________
               (Name of Registrant as specified in charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    September 29, 2003                 By:_____________________________
                                              Anita E. Falicia,
                                              Vice President, Chief Financial
                                              Officer, Treasurer and Principal
                                              Accounting Officer